Exhibit 99.1
CINCINNATI — August 30, 2005 — The Hillman Companies, Inc. (AMEX: HLM_P) (the “Company”) announced today that it received a warning letter from the American Stock Exchange (“AMEX”) dated August 24, 2005, advising that the Company is not in compliance with AMEX requirements as set forth in Section 1101 of the Amex Company Guide for failure to file with the Securities and Exchange Commission (“SEC”) its quarterly report on Form 10-Q for the quarter ended June 30, 2005. In addition, the letter advised the Company that as a result of the restatement of its financial statements as disclosed on a Form 8-K filed with the SEC on August 23, 2005, the Company was not in compliance with the requirements of its listing agreement. The compliance letter gives the Company until September 7, 2005 to submit a plan of action that the Company has taken, or will take, to bring it into compliance no later than October 4, 2005. If the plan is accepted, the Company will remain listed during the plan period, during which it will be subject to periodic review to determine whether progress consistent with the plan is being made. The Company expects to submit its plan to AMEX on or before September 7, 2005 and to otherwise comply with all requirements set forth by AMEX.
As previously announced, the Company is continuing to work to complete and file the Form 10-Q for the quarter ended June 30, 2005 and the Form 10-K/A for the fiscal year ended December 31, 2004. The Company expects to make these filings on or about September 9, 2005.
For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.